LOAN AGREEMENT AND PROMISSORY NOTE - {{series_llc}}

THIS LOAN AGREEMENT AND PROMISSORY NOTE (the “Note”), is made this {{day}} day of June, 2025, by and among Yishai Cohen (hereinafter, known as “Lender”) and {{series_llc}} , a series Limited Liability Companies formed under the laws of the State of Delaware (hereinafter, known as “Borrower”). Borrower and the Lender shall collectively be known herein as “the Parties”. In determining the rights and duties of the Parties under this Loan Agreement, the entir

to requisite consent of the Board and Shareholders of the Manager. The issue of any shares of the Manager will not extinguish, diminish or otherwise act as set off against the Lenders right to repayment the loan amount from the Borrower under this agreement.

E.
Method of Loan Payment.
The Borrower shall make all payments called for under this loan agreement by wire or other negotiable instrument made payable to the following individual or entity at the address communicated

If the Lender gives written notice to Borrower that a different address shall be used for making payments under this loan agreement, Borrower shall use the new address so given by the Lender.

F.
Notice of Sale or Refinance.

Borrower shall provide the Lender with at least 15 days' prior written notice of any intent to sell, refinance, or otherwise dispose of any real estate asset held by the Borrower.

G. Negative Covenants. Until the loan is repaid in full, the Borrower shall not encumber, sell, lease, or otherwise transfer any interest in the property without the prior written consent of the Lender.

H. Information and Inspection Rights. Lender shall have the right to request and inspect all closing statements, escrow instructions, refinance agreements, and any other documents related to the sale or refinancing of the property.

E.
Default.
The occurrence of any of the following events shall constitute a Default by the Borrower of the terms of this loan agreement and promissory note:
1)
Borrower’s failure to pay any amount due as principal on the date required under this loan agreement.
2)
Borrower seeks an order of relief under the Federal Bankruptcy laws.

J.
Additional Provisions Regarding Default.
1)
Addressee and Address to which the Lender is to give Borrower written notice of default:

If a Borrower gives written notice to the Lender that a different address shall be used, Lender shall use that address for giving notice of default (or any other notice called for herein) to the Borrower.

2)
Cure of Default. Upon default, the Lender shall give the Borrower written notice of default. Mailing of written notice by the Lender to the Borrower via U.S. Postal Service Certified Mail or electronic mail shall constitute prima facie evidence of delivery. Borrower shall have 15 days after receipt of written notice of default from the Lender to cure said default. In the case of default due solely to Borrower's failure to make timely payment as called for in this loan agreement, Borrower may cure the default by either: (i) making full payment of any principal and accrued interest (including interest on these amounts) whose payment to the Lender is overdue under the loan agreement and, also, the late-payment penalty described below; or (ii) release collateral to the Lender as described in paragraph B "Collateral", above.

4)
Indemnification of Attorneys Fees and Out-of-Pocket Costs. Should any party materially breach this agreement, the non-breaching party shall be indemnified by the breaching party for its reasonable attorneys fees and out-of-pocket costs which in any way relate to, or were precipitated by, the breach of this agreement. The term "out-of-pocket costs", as used herein, shall not include lost profits. A default by the Borrower which is not cured within 15 days after receiving a written notice of default from the Lender constitutes a material breach of this agreement by the Borrower.

K.
Parties That Are Not Individuals.
If any Party to this agreement is other than an individual (i.e., a corporation, a Limited Liability Company, a Partnership, or a Trust), said Party, and the individual signing on behalf of said Party, hereby represents and warrants that all steps and actions have been taken under the entity's governing instruments to authorize the entry into this Loan Agreement. Breach of any representation contained in this paragraph is considered a material breach of the Loan Agreement.

L.
Integration.
This Agreement, including the attachments mentioned in the body as incorporated by reference, sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, representations and warranties, express or implied, oral or written, with respect to the subject matter hereof, are superseded by this agreement. This is an integrated agreement.

M.

Severability.
In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

N.
Modification.
Except as otherwise provided in this document, this agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.

O.
Exclusive Jurisdiction for Suit in Case of Breach.
The Parties, by entering into this agreement, submit to jurisdiction in the State of Delaware for adjudication of any disputes and/or claims between the Parties under this agreement. Furthermore, the Parties hereby agree that the courts of State of Delaware shall have exclusive jurisdiction over any disputes between the parties relative to this agreement.

P.
State Law.
This Agreement shall be interpreted under, and governed by, the laws of the State of Delaware.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, the Borrower and the Lender affix their signatures hereto.

Lender

Yishai Cohen

Yishai Cohen

Yishai Cohen, Executive Director, Landa Holdings, Inc

Borrowers

{{series_llc}}

Yishai Cohen

By, Yishai Cohen, CEO Landa Holdings, Inc Manager of the Series LLC